Exhibit 10.24

                                October 26, 1999

PERSONAL AND CONFIDENTIAL
-------------------------

Mr. Robert E. Rubin
Citigroup
153 East 53rd Street C 4th Floor
New York, NY 10043

Dear Bob:

      We are pleased to offer you employment as Director, Chairman of the Executive Committee of the Board of Directors and member of the Office of the Chairman of Citigroup Inc. (together with its direct and indirect successors, the "COMPANY" and, together with its subsidiaries, "CITIGROUP"). Your employment will commence as soon as possible and will continue until terminated by you, by the Company or by reason of your death.

      Working with us in the newly constituted Office of the Chairman consisting exclusively of you and the Chairmen of the Board of Directors of the Company, you will participate in strategic managerial and operational matters of Citigroup worldwide, but will not have line responsibilities or any other reporting relationships.

      Your compensation will consist of the following:

            o Salary, paid in accordance with the Company's standard policies in effect from time to time (currently semi-monthly), at an annual rate of not less than $1.0 million.

            o Guaranteed level of incentive compensation for calendar years 1999 (subject to proration as described below), 2000 and, subject to any extraordinary circumstances drastically negatively affecting Citigroup reported operating results and in the event of such circumstances and results only to the extent of any similar effect on total compensation (including incentive compensation awards) made to the other members of the Office of the Chairman, 2001 of not less than $14.0 million, of which up to 25% (or, to the extent the other members of the Office of the Chairman are similarly affected, an amount equal to 25% of total compensation) shall be paid to you in the form of awards of restricted stock (or, at your election, deferred stock and/or options) pursuant to the Travelers Group Capital Accumulation Plan, as in effect from time to time

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                  ("CAP"), including the discounted price provisions thereof;
                  provided that the vesting period with respect to any such awards shall be the period applicable to contemporary such awards made to the other members of the Office of the Chairman, but in no event more than three years. Such incentive compensation shall be paid and awarded at the same time as other such incentive compensation and awards made for the respective year to senior executives of the Company, but in no event later than paid or awarded to the other members of the Office of the Chairman. Notwithstanding the foregoing, to the extent necessary to avoid any loss of deduction with respect thereto under Section 162(m) of the Internal Revenue Code or any applicable successor provision, payment of such incentive compensation (other than CAP awards) shall be deferred as described in Schedule A attached hereto. Your incentive compensation for the year 1999 will be a prorated portion (i.e., 18.36%) of the foregoing annual guaranteed amount. Incentive compensation with respect to any calendar year after 2001 will be paid in accordance with the Citigroup 1999 Executive Performance Plan or any applicable successor plan.

            o A grant made to you on the date hereof of 1.5 million options on Citigroup common stock, pursuant to the Citigroup 1999 Stock Incentive Plan ("SIP"), with an exercise price equal to the closing market price (composite transactions) on October 25, 1999. In addition, an additional grant of 1.5 million options of Citigroup common stock (or, if a stock split, recapitalization or other event has occurred prior to such additional grant, an amount of such options adjusted to reflect such event) ("SECOND OPTION"), also pursuant to SIP (as then in effect), with an exercise price equal to the closing market price (composite transactions) on the day before the date of grant, which will be made not later than October 2000 by the Personnel, Compensation and Directors Committee.

            o All options granted to you shall have a term of not less than ten years, shall vest and become exercisable at a rate of at least 20% per year and the shares received upon exercise shall be fully vested, except as required in connection with reload eligibility or pursuant to CAP to the same extent in either case as applicable to the other members of the Office of the Chairman.

            o In the event of a Change of Control, as defined in either CAP or SIP, you will be accorded not less favorable treatment in terms of compensation and awards under the Citigroup compensation and benefit plans and arrangements, as applies to the other members of the Office of the Chairman, and, in light of your unique circumstances, you will also be entitled to payments sufficient to reimburse you fully on an after-tax basis


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

                  for any tax under Section 4999 of the Internal Revenue Code or any applicable successor provision, as well as any costs, including professional fees, associated with determining and resolving the application of such tax to you.

Notwithstanding anything to the contrary in CAP, SIP, the Citigroup 1999 Executive Performance Plan, any successor plans or any award agreements executed pursuant to those plans, we have also agreed on the following provisions:

            o If any of the events listed in Part A of Schedule B attached hereto should occur, you shall be entitled to terminate your employment by notice in writing delivered after you have had a reasonable opportunity to evaluate such event and you will receive (i) continued payment of salary through the later of December 31, 2001 or 12 months following such date of termination (the "SEVERANCE PERIOD"), (ii) continued payment with respect to the Severance Period of incentive compensation equal to the guaranteed incentive compensation for calendar years 2000 and 2001 (if not already paid) and with respect to any period after December 31, 2001 equal to the amount of incentive compensation for the most recent calendar year (prorated for a partial calendar year), (iii) the grant on a fully vested basis, not later than October, 2000, of the Second Option, if not previously granted, (iv) the immediate lapse of all restrictions on and vesting of any restricted or deferred stock, options or other awards made or received under CAP, SIP or otherwise ("AWARDS"), (v) continued benefits during the Severance Period and (vi) any payment due to you under Schedule A attached hereto. In connection with the foregoing, (a) any incentive compensation paid after the date of termination will be paid without participation in CAP or any similar program, (b) payments to you of incentive compensation in respect of any year during the Severance Period shall be made when similar payments are made to the other members of the Office of the Chairman, but in no event later than March 31 of the following year and will not be subject to the deferred arrangement described above, (c) stock options will be exercisable for two years following termination of employment and (d) exercise of options following the date of termination will not be eligible to participate in reload grants.

            o If any of the events listed in Part B of Schedule B attached hereto should occur, then your employment will be automatically terminated and you (or your estate) will receive
                  (i) payment of salary through the date of termination, (ii) guaranteed unpaid incentive compensation prorated through the date of termination and, if such termination occurs after December 31, 2001, such incentive compensation payment shall be based on the amount of incentive compensation for the most recent


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

                  calendar year and (iii) the immediate lapse of restrictions on and vesting of all Awards and the grant on a fully vested basis, not later than October 2000, of the Second Option if not previously granted; and in this connection, clauses (a) through (d) of the preceding paragraph shall also apply.

            o If you leave employment for any reason other than a reason specified in Schedule B attached hereto, you will receive no continuing compensation or option vesting or exercisability after the date of your leaving, including with respect to any awards granted under CAP.

            o Your rights, following any leaving, under any other programs and policies of Citigroup shall be governed by the terms of such programs and policies.

            o Following any leaving of employment, you agree to maintain the confidentiality of proprietary Citigroup information and to not solicit any of our senior employees to leave their employment for at least two years following the date of your leaving.

            o The provisions of CAP, SIP and any successor plans with respect to the vesting, payment and exercisability of awards thereunder and the treatment of such awards upon and following termination of employment, including forfeiture and deferral provisions, are superseded by the provisions of this letter to the extent inconsistent herewith, except to the extent consented to by you in writing.


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

      We have also agreed that, separate from your role with Citigroup and notwithstanding anything to the contrary in any policy of the Company, including the Citigroup Employee Handbook and the Citigroup Principles of Employment, you will be free to continue your long personal history of involvement in public policy issues and to engage in other charitable and civic activities; to serve on corporate or advisory boards or in similar capacities, including with respect to investment partnerships, (and to be compensated for the same); and to manage your personal investments, provided that such separate activities do not materially conflict with your new responsibilities at Citigroup.

      Except as otherwise provided herein or as necessary and appropriate in terms of governance, as a member of the Office of the Chairman, you will be accorded the same status as the other members of the Office of the Chairman (except with respect to non-material matters such as security and administrative support). Thus, from the onset of your employment, you will be covered by the same policies and be eligible to participate in the same compensation programs and to receive the same benefits that have been or are enjoyed by other senior executives and employees of Citigroup, including the other members of the Office of the Chairman. Without limiting the foregoing, you will have the use of a personal car and driver, as well as access to the Company's planes for your business and personal needs to the same extent as the same are available to the other members of the Office of the Chairman.

      You will also be eligible to participate in a comprehensive employee benefits program, which includes medical and dental coverage, life insurance, disability insurance, retirement plan and 401(k) savings plan, in accordance with their terms, most of which permit participation on the first day of your employment.

      This letter describes Citigroup's offer of employment. Any other discussions that you have had with us are not part of our offer unless they are described in this letter, CAP, the Citigroup 1999 Executive Performance Plan, SIP, the Citigroup Employee Handbook or the Citigroup Principles of Employment or are agreed upon in writing by you and the Company.

      Welcome to Citigroup!

                                     Sincerely,


/s/ John S. Reed                             /s/ Sanford I. Weill
----------------------                       ------------------------
    John S. Reed                                 Sanford I. Weill

                       Agreed:


                       /s/ Robert E. Rubin       Date: January 11, 2000
                       ---------------------          ---------------------

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                                                                      Schedule B

Schedule of Termination Events

Part A

      o any failure by the Company to comply with any of the provisions of the foregoing letter or the Trust Agreement, other than an isolated, insubstantial and/or inadvertent failure not occurring in bad faith and which is promptly remedied by the Company after receipt of written notice thereof given by Mr. Rubin, including any diminution of Mr. Rubin's position, including status, offices, titles, reporting relationships or lack of meaningful participation in the strategic managerial and operational matters of Citigroup worldwide

      o any failure of the Company to nominate or recommend for election Mr. Rubin as a Director, any failure of the shareholders of the Company to so elect Mr. Rubin or any failure of the Board of Directors to elect Mr. Rubin as Chairman of the Executive Committee of the Board of Directors

      o change in the composition of the Office of the Chairman to include anyone other than Mr. Rubin and the Chairman or Chairmen of the Board of Directors of the Company in office from time to time

      o     resignation with the written consent of the Company

      o at the written request of the Company or following receipt of written notice from the Company of termination of Mr. Rubin's employment

      o a relocation of Mr. Rubin's office more than 25 miles outside of New York City

Part B

      o retirement, for which Mr. Ruhin shall be eligible after completing 5 years of service with the Company, whereupon Mr. Rubin's combined age and service shall be deemed to equal 75 for purposes of all plans and programs of Citigroup (other than any pension plans sponsored by the Company or any of its affiliates)

      o     death or disability